SCUDDER CASH INVESTMENT TRUST
                               175 Federal Street
                           Boston, Massachusetts 02110

                                                     November 12, 1985

Scudder, Stevens & Clark Ltd.
175 Federal Street
Boston, Massachusetts  02110

                          Investment Advisory Agreement

Dear Sirs:

      This Trust (hereinafter called the "Trust") has been established as a Massachusetts business trust to engage in the business of an investment company. The Trust has selected you to act as the sole investment adviser of the Trust and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

      1. Delivery of Trust Documents. The Trust has furnished you with copies properly certified or authenticated of each of the following:

      (a) Declaration of Trust of the Trust, dated December 12, l975, as amended to date.

      (b)   By-Laws of the Trust as in effect on the date hereof.

      (c) Resolutions of the Trustees selecting you as investment adviser and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

      2. Name of Trust. The Trust may use the name "Scudder Cash Investment Trust," or any name derived from the name "Scudder, Stevens & Clark" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment
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adviser. At such time as such an agreement shall no longer be in effect, the
Trust will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

      3. Advisory Services. You will regularly provide the Trust with investment research, advice and supervision and will furnish continuously an investment program for the Trust's portfolio consistent with the Trust's investment objectives and policies. You will determine what securities shall be purchased for the portfolio of the Trust, what portfolio securities shall be held or sold by the Trust, and what portion of the Trust's assets shall be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended, and to the Trust's investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Trust.

      4. Allocation of Charges and Expenses. You will pay the compensation and expenses of all officers and executive employees of the Trust and will make available, without expense to the Trust, the services of such of your officers, directors and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Trust's office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Trust other than those above enumerated in this paragraph 4. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization expenses of the Trust; clerical salaries; fees and expenses incurred by the Trust in connection with membership in investment company organizations; brokers' commissions; legal, auditing or accounting expenses; taxes or governmental fees and expenses of the transfer agent of the Trust; the cost of preparing share certificates or any other expenses, including clerical expenses, of issue, sale, underwriting, distribution, redemption or repurchase of shares of the Trust; the expenses of and fees for registering or qualifying securities for sale; the fees and expenses of Trustees of the Trust who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; or the fees or disbursements of custodians of the


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Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws insofar as they govern agreements with any such custodian.

      5. Compensation of the Adviser. (a) For all services to be rendered and payments made as provided in paragraphs 3 and 4 hereof, the Trust will pay you on the last day of each month a fee of 1/24 of 1% of the average of the values placed on the net assets of the Trust as of the close of the New York Stock Exchange, currently 4:00 P.M. (New York time), on each business day throughout the month or, if the Trust lawfully determines the value of its net assets as of some other time on each business day, as of such time provided that, for any calendar month during which the average of such values exceeds $250,000,000, the fee payable for that month based on the portion of the average of such values in excess of $250,000,000 shall be 3/80 of 1% of such portion; and provided that for any calendar month during which the average of such values exceeds $500,000,000 the fee payable for that month based on the portion of the average of such values in excess of $500,000,000 shall be 1/30 of 1% of such portion; and provided that for any calendar month during which the average of such values exceeds $1,000,000,000 the fee payable for that month based on the portion of the average of such values in excess of $1,000,000,000 shall be 7/240 of 1% of such portion. The value of net assets shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 5, the value of the net assets of the Trust as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the Trust's net assets may lawfully be determined, on that day. If the determination of the net asset value of the Trust's shares has been suspended pursuant to the Declaration of Trust of the Trust for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Trust as last determined (whether during or prior to such month). If the Trust determines the value of its net assets more than once a day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 5.

      (b) Pursuant to a Stipulation of Settlement effective as of August 18, 1983 by the parties to an action entitled Gloria Kamen v. Scudder, Stevens & Clark and Scudder Cash Investment Trust (D. Mass. Civil Action No. 81-2356-MA), you agree that, for a period of eight years beginning on September 1, 1983, you will rebate to the Trust, on or before the tenth day of


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October, 1983 and each month thereafter, a portion of the compensation paid to you as provided in paragraph (a) above with respect to the preceding month if the average daily net asset value of the Trust during such preceding month was at least $500,000,000. Such monthly rebates shall be computed as a percentage of the compensation paid to you by the Trust with respect to such preceding month, which percentage shall be determined in accordance with the following schedule:

                                                    Rebate as a Percentage
       Average Daily Net Asset                      of Compensation Paid
       Value of the Trust During                    to You With Respect to
          the Preceding Month                       the Preceding Month
          -------------------                       -------------------
$500 million to $750 million ..................            2.75%
$750 million to $1 billion ....................            3.25%
$1 billion to $2 billion ......................            3.75%
$2 billion to $3 billion ......................            4.00%
$3 billion to $5 billion ......................            4.25%
$5 billion and over ...........................            4.50%

except that in no event shall the rebate with respect to any month exceed the sum of $68,906.25; provided, however, that for the twelve-month periods ended August 31, 1984 and August 31, 1985, respectively, the aggregate rebates paid by you to the Trust shall equal at least $178,000 for each such twelve-month period. To the extent that payment of at least $178,000 during each such period requires payment of an amount in addition to the monthly percentage rebates computed as provided above, such payment shall be made on the tenth day of the first month following such twelve month period. Your agreement hereunder to rebate a portion of your compensation shall be modified if and to the extent that an amendment, modification or termination of said Stipulation of Settlement shall be agreed to by the parties thereto and approved by the court, and shall have become effective.

      (c) You agree that your compensation for any fiscal year shall be reduced by the amount, if any, by which the expenses of the Trust for such fiscal year exceed the lowest applicable expense limitation established pursuant to the statutes or regulations of any jurisdiction in which the shares of the Trust may be qualified for offer and sale. You shall refund to the Trust the amount of any reduction of your compensation pursuant to this paragraph 5 as promptly as practicable after the end of such fiscal year, provided that you will not be required to pay the Trust an amount greater than the fee paid to you in respect of such year pursuant to this Agreement. As used in this paragraph 5(c), "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specification thereof, and "expense limitation" means


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a limit on the maximum annual expenses which may be incurred by an investment company determined (i) by multiplying a fixed percentage by the average, or by multiplying more than one such percentage by different specified amounts of the average, of the values of an investment company's net assets for a fiscal year or (ii) by multiplying a fixed percentage by an investment company's net investment income for a fiscal year. The words "lowest applicable expense limitation" shall be construed to result in the largest reduction of your compensation for any fiscal year of the Trust.

      6. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Trust, neither you nor any of your directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Trust's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Trust the most favorable execution and net price available. If any occasion should arise in which you give any advice to clients of yours concerning the shares of the Trust, you will act solely as investment counsel for such clients and not in any way on behalf of the Trust. Your services to the Trust pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

      7. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

      8. Duration and Termination of this Agreement. This Agreement shall remain in force until September 30, 1986 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Trustees or of a majority of the outstanding voting securities of the Trust. This Agreement may, on 60 days' writ-


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ten notice, be terminated at any time without the payment of any penalty, by the
Trustees, by vote of a majority of the outstanding voting securities of the Trust, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

      9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities and by the Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

      10. Miscellaneous. It is understood and expressly stipulated that neither the holders of shares of the Trust nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. At the commencement of business on the effective date of this Agreement, the Investment Advisory Agreement dated October 26, 1981 between the Trust and you will terminate and the relations between the Trust and you will be governed thereafter by the terms of this Agreement.

      If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return which counterpart to the Trust, whereupon this letter shall become a binding contract.

                                Yours very truly,

                                SCUDDER CASH INVESTMENT TRUST


                                By /s/ David S. Lee
                                   ---------------------
                                        President


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      The foregoing Agreement is hereby accepted as of the date thereof.

                                SCUDDER, STEVENS & CLARK LTD.


                                By /s/ Daniel Pierce
                                   ---------------------


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